Exhibit “5.1” (Opinion of Counsel as to the Legality of the Securities Being Registered)

_____________________, 2010

Bigelow Income Properties, LLC
4801 Main, Suite 1000
Kansas City, MO 64112

Re:  5,000,000 Shares Registration Statement on Form S-11

Gentlemen:

You have requested our opinions with respect to certain matters pertaining to the legality of the securities being registered by way of the registration statement on Form S-11 (the “Registration Statement”) filed by Bigelow Income Properties, LLC (the “Company”) with the Securities and Exchange Commission.

All terms used herein have the respective meanings set forth in the Registration Statement.

In rendering or confirming the opinions stated below, we have examined and relied upon the following:

(a)  The Articles of Organization of the Company, dated December 1, 2009 as filed in the office of the Secretary of State of the State of Missouri on December 1, 2009;

(b)  The Operating Agreement of the Company (the “Agreement”), dated as of December 1, 2009; and

(c)  The Bylaws of the Company, adopted as of December 1, 2009 (the “Bylaws”) (the Agreement, together with the Bylaws, is hereinafter referred to as the “LLC Agreement”); and

(d)  Such other documents, records and instruments as we have deemed necessary in order to permit us to render and confirm the opinions referred to herein.

In our examination, in those cases in which we have not been involved directly in the preparation, execution or the filing of a document, we have assumed that (i) the document reviewed by us is an original document, or a true and accurate copy of the original document, and has not been subsequently amended, (ii) the signatures on each original document are genuine, and (iii) each party who executed the document had proper authority and capacity.

For purposes of this opinion, we have assumed and have relied on the following: (a) the truth and accuracy of the statements contained in the Registration and Registration Statement; and (b) the representations, views and beliefs of the Directors referred to in the Registration Statement are true, correct and accurate.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Missouri as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

(1)  Upon the issuance and delivery of the Shares in accordance with the terms set forth in the Registration Statement, the Shares will be validly issued and, subject to the qualifications set forth in paragraph 2 below, fully paid and non-assessable limited liability company interests in the Company.

(2)  The Shareholders will not be obligated personally for any of the debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Shareholder of the Company, except that a Shareholder may be obligated to repay any funds wrongfully distributed to it.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein or under any law other than the laws of the State of Missouri.

We hereby consent to the use of this letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ HUSCH BLACKWELL SANDERS LLP
HUSCH BLACKWELL SANDERS LLP